Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 19, 2003 relating to the financial statements and financial statement schedule of Transcat, Inc., which appears in Transcat, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2003.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Rochester, New York
October 24, 2003